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May 15, 1998



Mr. Albert Mandia
4 Sprucefield Court
New Hope, PA  18976

Dear Al:

We are pleased to offer you employment as Chief Financial Officer for American Business Financial Services, Inc., ("ABFS" or "Company") reporting directly to me, at a base salary of $275,000 if annualized. In addition, you will be eligible for a Management Incentive Target Bonus of 40% of your salary, beginning fiscal year 1999 (July 1, 1998 through June 30, 1999). Payment of this bonus will be contingent upon you and the Company achieving specific goals and objectives, and will be paid upon completion of the Company's audited financial statements for its fiscal year end. These goals and objectives will be established and agreed upon by me and you. This offer of employment is contingent upon your formal acceptance by the end of the day on Friday, May 22, 1998, and upon your reporting to work on or before Monday, June 1, 1998.

You will also receive a monthly car allowance in the amount of $600 per month during your employment with the Company.

In addition, we are pleased to offer you options to purchase 12,500 shares of American Business Financial Services Common Stock. The price of these shares will be set at the closing market price on your first day of employment. The options will vest over a five year period with twenty percent (20%) vesting each year. You will be able to exercise your first twenty percent one year from your date of employment and forty percent two years from that date, and so forth through the five years. Upon vesting, you will have five years in which to exercise that portion of your option which vested. A more detailed explanation of the vesting provisions as well as all other terms and conditions of your stock option grant are specified in the Company's Employee Stock Option Plan. You will also be eligible to participate in the annual executive stock option award program each year.


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Mr. Albert Mandia
May 15, 1998
Page 2.





You will be eligible for health, dental, vision and prescription insurance coverage effective July 1, 1998. There is a small premium for employee coverage; additional coverage may be purchased for your spouse and dependent family members. More detailed information on these plans are enclosed for your review. You may elect to have your contribution towards the cost of the coverage paid on a pre-tax basis. ABFS also provides life insurance equal to one year's base salary, up to a maximum of $50,000 and a long-term disability plan, both at no cost to the employee.

Our Company currently offers a qualified 401(k) plan. After completion of six
(6) months of employment, you may elect to invest up to fifteen (15%) percent of your gross salary, up to an annual maximum of $10,000, using pre-tax dollars. The Company makes a discretionary contribution equal to 25% of the first 5 % of compensation which you have contributed.

In addition, during the course of our fiscal year, July 1 - June 30, you will be credited up to a maximum of six (6) weeks vacation. Vacation is accrued at the rate of 2 1/2 days per month with the exception of May and June. You will also be credited with two personal and five sick days each year. Any vacation, personal or sick time that is not used prior to June 30 of each year will be forfeited.

Should ABFS terminate your employment for any reason, except for cause, you will be paid severance equal to one year's base salary. For the purposes of this offer of employment, the Company shall have "cause" to terminate your employment if you, in the reasonable judgment of the Company (1) materially breach any of the agreements, duties or obligations under this agreement, (2) embezzle or convert to your own use any funds of the Company of any client or customer of the Company, (3) convert to your own use or unreasonably destroy any property of the Company, without the Company's consent, (4) are convicted of a felony, (5) neglect the duties of your position or demonstrate willful dishonesty or malfeasance in the performance of your duties, (6) refuse to carry out the reasonable directions of the Chief Executive Officer, (7) are adjudicated an incompetent, (8) are habitually intoxicated or are diagnosed by an independent medical doctor to be addicted to a controlled substance or any drug whatsoever, or (9) commit any act which is materially detrimental to the Company or any of its affiliates.

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Mr. Albert Mandia
May 15, 1998
Page 3.





In compliance with the Immigration Reform and Control Act, it is necessary for you to supply the Company with verification of employment eligibility. On your first day of employment you must bring with you appropriate documentation to verify your eligibility to work in the United States. Documents which are acceptable as verification include a U.S. Passport or a valid photo driver's license and social security card. If these documents are not available please contact Human Resources for a more detailed listing of acceptable documents.

Please report to Suite 211 on your first day of work, between 8:30 and 9:00 a.m., and ask for Joan Mueller. She will provide you will all documents you will need to complete to be put on payroll and select your benefit coverage. Al, if you have any questions concerning this offer, please feel free to contact me directly at (610) 617-7400 or Joan at (610) 617-4900.

Please confirm your decision to accept our offer of employment by signing below and returning one original of this letter to my attention. I am looking forward to working with you.

Sincerely,

AMERICAN BUSINESS FINANCIAL SERVICES, INC.



Anthony J. Santilli, Jr.
Chairman and CEO

cc:      Joan Mueller -- HR/ABFS

I have carefully read and reviewed this letter and accept this offer of employment and all the terms and conditions contained herein.


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Date                                        Albert Mandia